Exhibit 10.24

MEMORANDUM OF LEASE RENEWAL AND AGREEMENT

REGARDING RENTAL PAYMENTS THEREUNDER

This Memorandum and Agreement dated this 16th day of April, 2004 by and between Ralph Sandolo of 327 Main Avenue, Norwalk, Connecticut, hereinafter referred to as “Landlord”, and Cornerstone Bank, a State Banking Association with offices at 550 Summer Street, Stamford, Connecticut, hereinafter referred to as “Tenant”, wherein the above referenced parties agree as follows:

WHEREAS, the landlord and the tenant entered into a Lease with Rider A, plan, and Schedules A & B thereto dated December 23, 1998 (a copy of which is attached hereto and made a part hereof as Exhibit A to this Memorandum of Lease renewal and Agreement); and

WHEREAS, the lease entered into between the landlord and tenant concerned the tenant’s rental of premises owned by the landlord is commonly referred to as 83 New Canaan Avenue, Norwalk, Connecticut, which premises consists of 2,369 square feet of space located therein; and

WHEREAS, the landlord and tenant also entered into a “Lease Subordination, Non-Disturbance, Attornment and Ratification Agreement”, hereinafter “SNDA”, dated December 30, 1998 with respect to the Tenant’s lease of the demised premises referenced above and more specifically set forth in the Lease Subordination, Non-Disturbance, Attornment and Ratification Agreement, and Lease of December 30,1999; and

WHEREAS, the aforementioned lease was and continued to be subject and subordinate in all respects to the mortgage of the Wilton Bank referenced therein subject to the terms and conditions of the SNDA; and

WHEREAS, the initial lease commencement date under the lease of December 23, 1998 was May 15, 1999; and

WHEREAS, the term of the lease (Exhibit A hereto) expires on May 14, 2004; and

WHEREAS, paragraph 14 of Rider A to the lease of December 23, 1999 provides the Tenant with three (3) options to renew under the terms and conditions set forth therein; and

WHEREAS, aforementioned paragraph 14 of Rider A to the lease of December 23, 1998 also provides for a new rental for the demised premises during the renewal term, which rental is based upon the “fair rental value of the Demised Premises” and is to be determined by the agreement of the landlord and tenant or pursuant to the procedures set forth therein; and

WHEREAS, the tenant has exercised its right to renew the lease for an additional term of five (5) years commencing on May 15, 2004 and terminating on May 14, 2009; which renewal is the first (1st) such renewal under the provision of paragraph 14 (a) of Rider A to the lease agreement of 12/23/99 (Exhibit A to this Memorandum and Agreement of Lease Renewal); and

WHEREAS, the landlord and tenant have agreed to the amount of the fair rental value for the demised premises to be paid by the tenant commencing on May 15, 2004;

NOW THEREFORE, in consideration of the premises and the mutual promises and undertakings one made to the other and other good and valuable consideration the receipt of which is acknowledged, the parties to this Memorandum and Agreement of Lease renewal agree that the total rent to which the Tenant is obligated to pay as Base Rent during this First Five (5) Year Renewal Period is Three Hundred and Fifty-Five Thousand Three Hundred and Fifty Dollars ($355,350.00), computed and to be paid by the Tenant as follows:

1. The fair rental value of the demised premises to be paid by the Tenant as the base rent, to the landlord, for the rental of the demised premises shall be Thirty ($30.00 U.S.) Dollars per square foot.

2. The landlord and tenant agree that the per square foot rental shall be applied to the total square footage of the demised premises under the lease, which area is agreed to be 2,369 square feet also known as the rentable square footage.

3. The landlord and tenant further agree, that the base rent for the demised premises during this first renewal period shall be 2,369 sq. ft. times (x) $30.00 per square foot or Seventy-One Thousand and Seventy Dollars and zero cents ($71,070.00) per year, during the term of the lease renewal, said sum to be paid in equal monthly installments of Five Thousand Nine Hundred and Twenty-Two Dollars and Fifty-Cents ($5,922.50) or $355,350.00 base rent for the renewal term, said sum to be paid in equal monthly installments, with the first payment of Five Thousand Nine Hundred and Twenty-Two Dollars and Fifty Cents ($5,922.50) due on May 15, 2004 (for the period of May 15, 2004 through June 15, 2004) as base rent for said period, and on the fifteenth(15th) of each succeeding month thereafter, during the renewal term, as the monthly base rent due to the landlord.

4. As per paragraph 14(a) of Rider A to the Lease of December 22, 1998, all other provisions of the lease of December 22, 1998, except as to the duration of the term, the rental rate and any other provision therein contained which by its terms was applicable only to the initial term, shall be the terms, provisions, covenants and conditions of the renewal terms and the lease during the renewal period.

5. The parties acknowledge that during the initial term of the lease the landlord did not charge or collect from the tenant for “Additional Rent” under paragraph 2, Schedule A of the lease of December 22, 1998.

6. Not withstanding the fact that the landlord may not have heretofore billed the tenant for additional rent, said omission shall not constitute a waiver or release of the tenant for any sums due, nor bar the landlord from seeking additional rent under the provisions of paragraph 2 of Schedule A of the lease of December 22, 1998 as made applicable to the renewal term by reason of paragraph 14(a) of Rider A to the Lease of December 22, 1998, in the future.

7. This agreement shall bind and inure to the benefit of the parties hereto, their heirs, successors and assigns.

8. This agreement and the lease of December 22, 1998 with its Rider A, plan, Schedules and attachments constitute the full and complete agreement between the parties for the renewal term, and each party acknowledges that any oral representations, promises or agreements not contained or referenced herein are superseded and declared null and void by the provisions of this agreement.

9. The parties to this agreement further agree, that the terms and provisions of this agreement cannot be varied or modified except by a written agreement signed by each party with the same formalities as this agreement.

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed on this the 22nd day of April, 2004.

/S/ KELLY M. REED		/S/ RALPH SANDOLO
WITNESS		RALPH SANDOLO, LANDLORD

/S/ KATHLEEN WILLIAMS
WITNESS

/S/ MARGUERITE LEIBFRED		/S/ JAMES P. JAKUBEK
WITNESS		CORNERSTONE BANK, TENANT
	BY:	JAMES P. JAKUBEK
ITS DULY AUTHORIZED PRESIDENT
/S/ THERESA ROTANTE
WITNESS

STATE OF CONNECTICUT	:
	:	SS. NORWALK
COUNTY OF FAIRFIELD	:

Personally appeared, Mr. Ralph Sandolo, known to the undersigned officer who upon due oath and ceremony did acknowledge that he signed the foregoing agreement as his free act and deed for the purposes set forth therein.

BY:	/s/ NANETTE RIVERA-QUINOES
Nanette Rivera-Quinoes
Notary Public. My Commission
Expires: 11-30-04

STATE OF CONNECTICUT	:
	:	SS. STAMFORD
COUNTY OF FAIRFIELD	:

Personally appeared, Mr. James P. Jakubeck, known to the undersigned officer and who is known to be the President of Cornerstone Bank, who upon due oath and ceremony did acknowledge that he signed the foregoing agreement as his free act and deed on behalf of Cornerstone Bank, having been duly authorized, for the purposes set forth therein.

BY:	/s/ MARSHALL GOLDBERG
Marshall Goldberg, Esq.
Commissioner of the Superior Court